Exhibit 10.2

THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBJECT TO THE PROVISIONS OF THAT CERTAIN INTERCREDITOR AND SUBORDINATION AGREEMENT (THE “SUBORDINATION AGREEMENT”) DATED AS OF SEPTEMBER 30, 2004 AMONG SHAAR FUND, LTD., AS PURCHASER AGENT, LAURUS MASTER FUND, LTD., AS COLLATERAL AGENT, AETHER SYSTEMS, INC., BIO-KEY INTERNATIONAL, INC. AND PUBLIC SAFETY GROUP, INC.; AND EACH HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

SUBORDINATED SECURED PROMISSORY NOTE

$6,884,588
September 30, 2004

Each of BIO-key International, Inc., a Minnesota corporation (“BIO-key”), Public Safety Group, Inc., a Delaware corporation (“PSG” and, together with BIO-key, the “Makers”), hereby promises to pay to the order of Aether Systems, Inc., a Delaware corporation (the “Payee”), the principal amount (not to exceed $6,884,588), which may hereafter be drawn by Hamilton County under the Hamilton LC, together with accrued but unpaid interest thereon or, prior to such draw by Hamilton County, on cash collateral deposited by Seller with Bank of America in connection with the Hamilton LC (the “Cash Collateral”) calculated from the date hereof and fees and expenses in accordance with the provisions of this note (“Note”).

1.                                       Definitions.  All terms used in this Note which are defined in the Asset Purchase Agreement (as defined below) or in Article 8 or Article 9 of the Uniform Commercial Code (the “UCC”) currently in effect in the State of New York and which are not otherwise defined herein shall have the same meanings herein as set forth therein.  In addition, for purposes of this Note, the following terms shall have the following meanings:

“Affiliate” means any person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person.  A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 10% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated August 16, 2004, among Payee, BIO-key, Cerulean Technologies, Inc. and SunPro, Inc.

“Business Day” means any day other than Saturday or Sunday or a public holiday under the laws of the State of New York or other day on which banking institutions are authorized or obligated to close in the State of New York.

“Cash Collateral” has the meaning given such term in the introductory paragraph hereof.

“Change of Control” means (i) BIO-key ceases to own, directly or indirectly a majority of the Voting Stock of PSG, (ii) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (a) in which BIO-key is a constituent corporation, (b) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of the outstanding securities of any Voting Stock of BIO-key, or (c) in which BIO-key issues securities representing more than 50% of the outstanding securities of any class of Voting Stock of BIO-key or (iii) any sale, lease, exchange, transfer, license, acquisition or disposition of any assets that constitute more than 50% of the assets of BIO-key on a consolidated basis.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Makers, are treated as a single employer under Section 414 of the Code.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of nature resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“First Lien Secured Party” means Laurus Master Fund, Ltd., a Cayman Islands company.

“Hamilton County” means the Board of County Commissioners, Hamilton County, Ohio.

“Hamilton LC” means that certain irrevocable standby letter of credit number 3055256 issued by Bank of America for the benefit of Hamilton County.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than ninety (90) days past due unless being disputed in good faith), (c) all indebtedness secured by any Lien upon property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all capitalized lease obligations of such Person, and (e) all obligations of such Person on or with respect to letters of credit, banker’s acceptances and other extensions of credit whether or not representing obligations for borrowed money.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated the date hereof, between Payee and the First Lien Secured Party.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any property, including the interests of a vendor or lessor under any conditional sale, capital lease or other title retention arrangement.

“Material Adverse Effect” means (a) any event, change, circumstance or effect that has or could reasonably be expected to have a material adverse change in, or material adverse effect upon, the operations, business, assets, liabilities, property, prospects or condition (financial or otherwise) of any Maker or the Makers taken as a whole, (b) a material impairment of the ability of any Maker to perform its material obligations under the Note or any document related thereto or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against any Maker of the Note and related documents or the material rights and remedies of the Payee hereunder and thereunder or (ii) the perfection or priority of the Lien granted herein.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated the date hereof, between BIO-key and the First Lien Secured Party.

“Senior Note” means that certain Secured Convertible Term Note issued pursuant to the Securities Purchase Agreement by BIO-key in the principal aggregate amount of $5,000,000 payable to the First Lien Secured Party.

“Sublease” means that certain Sublease between Payee and BIO-key, dated the date hereof.

“Subsidiary” of any person or entity means (i) a corporation or other entity whose shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of such corporation, or other persons or entities performing similar functions for such person or entity, are owned, directly or indirectly, by such person or entity or (ii) a corporation or other entity in which such person or entity owns, directly or indirectly, more than 50% of the equity interests at such time.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

2.                                       Effective Date.  This Note shall become effective as of the Business Day (the “Effective Date”) when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Payee:

(a)                                  The following statements shall be true and correct: (i) the representations and warranties contained in this Note and in each other document, certificate or other writing delivered to the Payee pursuant hereto or thereto on or prior to the Effective Date are true and correct on and as of the Effective Date as though made on and as of such date and (ii) no Event of Default shall have occurred and be continuing on the Effective Date or would result from this Note or the other documents becoming effective in accordance with its or their respective terms.

(b)                                 The Payee shall have received all documents required to be delivered by each Maker in connection with this Note and the Asset Purchase Agreement, including, without limitation, financing statements in each case in form and substance satisfactory to the Payee.

(c)                                  The Senior Lender shall have received all certificates evidencing all of the capital stock of any Person owned by the Makers, together with undated stock powers, executed in blank.

(d)                                 The Payee shall be satisfied in all respects with the ownership, capital, corporate, tax, organizational and legal structure of each Maker.

(e)                                  Each Maker shall have obtained any third-party and regulatory approvals and consents necessary to consummate the proposed transactions hereunder and related hereto and such approvals and consents shall be final.

(f)                                    The Payee shall have received copies of each Maker’s insurance policies with respect to property, casualty, liability, business interruption and key-man, which shall each include appropriate endorsements naming the Payee as loss payee, mortgagee and additional insured, as applicable, and require the insurance carrier to provide thirty (30) days advance notice to the Payee of the cancellation, non-renewal or amendment of such insurance policies.

(g)                                 The Payee shall have received a favorable legal opinion from the Makers’ legal counsel in form and substance reasonably satisfactory to Payee.

(h)                                 The Payee shall have received a certificate from each Maker’s Secretary certifying to (i) such Maker’s articles of incorporation, (ii) such Maker’s bylaws (or comparable organizational documents) and any amendments thereto, (iii) the resolutions of such Maker’s Board of Directors authorizing the execution, delivery and performance of this Note and the other documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, (iv) the specimen signatures of the persons authorized to execute such documents on behalf of such Maker and (v) a certificate of good standing from the state of organization of such Maker.

(i)                                     The Payee shall have received such resolutions, consents, certificates, and other documents as it shall have requested with respect to the execution and delivery of the Note, the related transactions and performance of the obligations created thereunder.

3.                                       Makers Reimbursement Obligation.  In connection with consummation of the transactions contemplated by the Asset Purchase Agreement, Seller has agreed to provide Makers with the benefit of the Cash Collateral and to allow the Hamilton LC to remain outstanding for the benefit of Makers.  In the event the Hamilton LC is drawn upon by Hamilton County, Makers agree to reimburse the Payee for the full amount of such draw, not to exceed $6,884,588.00, together with interest thereon and fees and expenses in accordance therewith, all calculated in accordance with the provisions of this Note.  Prior to the date, if any, upon which the Hamilton LC is drawn, and until the expiration thereof, Makers agree to pay interest to the Payee at the times and in the amount set forth herein, as a surety fee to the Payee in consideration of Payee’s willingness to provide Makers with the benefit of the Cash Collateral and to keep outstanding the Hamilton LC.  From and after the date of any draw on the Hamilton LC, such interest payment shall accrue and be deemed made in respect of the Makers’ reimbursement obligation hereunder.

4.                                       Payments.

(a)                                  Interest.  Interest shall accrue at a rate per annum equal to the London interbank offer rate (“LIBOR”) as in effect from time to time plus 350 basis points.  The Interest Rate shall be adjusted quarterly and shall be based upon the average of LIBOR rates in effect on the first and last day of each calendar quarter (the “Interest Rate”) (computed on the basis of a 360-day year for actual days elapsed) on (i) the Cash Collateral prior to a draw of the Hamilton LC and (ii) the unpaid principal amount of this Note outstanding from and after the date of a draw under the Hamilton LC; provided, however, that upon the occurrence and during the continuance of an Event of Default, the interest on this Note shall accrue at a rate equal to 14% per annum.  In no event shall the Interest Rate exceed 10%, except upon the occurrence and during an Event of Default.  The Makers shall pay to the holder of this Note all accrued and unpaid interest not later than three (3) Business Days following the last day of each calendar quarter until the Maturity Date.  Unless prohibited under applicable law, any accrued interest and fees which have not been paid on the date on which they are payable shall bear interest at the same rate at which interest is then accruing on the principal amount of this Note.

(b)                                 LC Fees.  The Makers agree to pay the fees incurred by Payee to maintain the Hamilton LC (the “Hamilton Fee”).  The Makers shall pay to the holder of this Note the Hamilton Fee not later than ten (10) days after receipt of notice from Payee demanding payment thereof.

5.                                       Payment of Principal on Note.

(a)                                  Scheduled Payments.  The Makers shall pay the principal amount of $6,884,588 (or such lesser principal amount then outstanding), together with all interest accrued thereon and any other fees and amounts payable with respect thereto, to the holder of this Note within two (2) Business Days following the date on which Hamilton County makes a draw on the Hamilton LC.  The obligations under this Note shall continue until the first to occur of the following:  (i) full payment as required under this Section 5(a), (ii) the thirtieth (30th) day after December 31, 2006, (iii) BIO-key obtaining alternate security or collateral in place of the Hamilton LC with the prior written consent of Hamilton County and Payee, (iv) BIO-key obtaining a payment bond satisfactory to Payee in its sole discretion that ensures that Payee shall receive full reimbursement in cash for the Hamilton LC in the event Hamilton County makes a draw on the Hamilton LC and (v) release of the Hamilton LC to Payee by Hamilton County (the “Maturity Date”).

(b)                                 Optional Prepayments.  The Makers shall not be permitted at any time prepay all or any portion of the aggregate principal amount outstanding on this Note, except that the Makers shall be required to make prepayments of all or a portion of the aggregate principal amount outstanding on this Note together with accrued interest and fees in accordance with section 2.3 of the secured convertible term note in the principal amount of $5,000,000 issued by BIO-key to Laurus Master Fund, Ltd. and section 2.3 of the secured convertible term note in the principal amount of $4,950,000 issued by BIO-key to Shaar Fund, Ltd.

6.                                       Payment Terms.

(a)                                  Time of Payment.  If any scheduled payment date for either principal or interest is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest in connection with such payment.

(b)                                 Form of Payment.  Any payment to be made hereunder shall be made at the direction of the holder hereof by wire transfer of immediately available funds to the following account:

Bank of America

Baltimore, MD

ABA# 052001633

Aether Systems, Inc. Concentration Account

Account # 003931117959

Such funds shall be sent so as to be received not later than the date on which such payment is due.

(c)                                  Order of Payment.  Except as expressly set forth herein to the contrary, any payments made by the Makers shall be deemed to be made first in respect of any accrued but unpaid interest and fees due hereunder and second in respect of the then outstanding principal amount due hereunder.

7.                                       Security.  As security for the payment and performance of the obligations and liabilities, now existing or hereafter arising, of the Makers to the Payee under this Note, the Sublease and any renewals, extensions and modifications of all of the foregoing, each Maker hereby gives, grants and assigns to the Payee a Lien on and perfected second priority security interest in and against (a) any and all Accounts (including, without limitation, Supporting Obligations), Chattel Paper, Documents, Equipment, General Intangibles (including, without limitation, payment intangibles, Software and proceeds of all litigation), Goods (including, without limitation, embedded Software to the extent included in such Goods), Investment Property (including, without limitation, all shares of stock held by such Maker), Instruments, Inventory, all cash on hand and all Deposit Accounts or other deposits (general or special, time or demand, provisional or final) with any bank or other financial institution, real property and all other property of such Maker, wherever located in which such Maker now has or hereafter acquires any right or interest, and any and all Proceeds, insurance proceeds and products thereof, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto; and (b) any and all additions to, accessions to, and substitutions, replacements and exchanges for or Proceeds from, any and all of the foregoing items (all of the foregoing, together with the Pledged Collateral (as defined below), being hereinafter referred to as the “Collateral”).  The Payee also has the right, upon the occurrence of any Event of Default under this Note, to set off any amounts payable to Makers from time to time against any amounts due under this Note.

Each Maker agrees to execute and deliver all financing statements or other documents (including, without limitation, security agreements, pledge agreements and mortgages), and take all further action, necessary or desirable to perfect, protect or further evidence the Payee’s security interest in the Collateral as from time to time requested by the Payee.  Each Maker hereby authorizes the Payee to file one or more financing or continuation statements (including financing statements with a description of the Collateral as “all assets” or “all personal property” of such Maker), and amendments thereto, relating to all or any part of the Collateral without the signature of such Maker where permitted by law.  A photocopy or other reproduction of this Note or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.  Each Maker will furnish to the Payee from time to time statements and schedules further identifying and describing the Collateral and such other reports or statements in connection with the Collateral or the Makers’ financial performance as the Payee may reasonably request, all in reasonable detail.

8.                                       Pledge.  As security for the payment and performance of the obligations and liabilities, now existing or hereafter arising, of the Makers to the Payee under this Note, the Sublease and any renewals, extensions and modifications of the foregoing, BIO-key (the “Pledgor”) hereby pledges and grants to the Payee a security interest in any and all of Pledgor’s right, title and interest in and to the Pledged Collateral.  (a) As used herein, “Pledged Collateral” shall mean:

(i)                                     all of the shares of the capital stock, membership interests, partnership interests and all other equity interests of each corporation, limited liability company, limited partnership or other legal entity (collectively, the “Issuers” and each, an “Issuer”) identified on Schedule 10(f) attached hereto held by the Pledgor (the “Pledged Securities”) and the certificates (if any) representing the Pledged Securities, all options, warrants and other rights to acquire additional shares of capital stock, membership interests, partnership interests and all other equity interests of each Issuer, and the shares, membership interests, partnership interests and other equity interests underlying such rights and all distributions, dividends (in the form of cash, securities or otherwise), cash, instruments, chattel paper and other rights, property or proceeds and products from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Securities;

(ii)                                  all additional shares of the capital stock, membership interests, partnership interests and all other equity interests of each Issuer at any time acquired by the Pledgor in any manner, and the certificates (if any) representing such additional shares, membership interests, partnership interests and other equity interests (and any such additional shares, membership interests, partnership interests and other equity interests, with respect to which the Pledgor shall execute and deliver to the Payee, shall constitute part of the Pledged Securities under this Note), together with all distributions, dividends (in the form of cash, securities or otherwise), cash, instruments, chattel paper and other rights, property or proceeds and products from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such additional shares, membership interests, partnership interests and other equity interests; and

(iii)                               all proceeds of any of the foregoing.

(b)                                 Delivery.  All certificates or instruments (if any) representing or evidencing any Pledged Collateral shall be delivered to and held by or on behalf of the Payee pursuant hereto and shall either be in suitable form for transfer by delivery, or shall be accompanied by duly executed undated instruments of transfer or assignment in blank, all in form and substance satisfactory to the Payee. Subject to the terms of the Intercreditor Agreement, delivery of the Pledged Collateral to the Senior Lender shall be deemed to satisfy the requirements of this Section 8(b).

(c)                                  Information.  Pledgor shall furnish to Payee, from time to time upon reasonable request, statements and schedules further identifying, updating, and describing the Pledged Collateral and such other information, reports and evidence concerning the Pledged Collateral as Payee may reasonably request, all in reasonable detail.

(d)                                 Restrictions.  The Pledgor shall not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option or similar right with respect to, any of the Pledged Collateral; or (ii) create or suffer to exist any Lien upon or with respect to any of the Pledged Collateral except for the Liens in favor of the First Lien Secured Party and Liens permitted by the Securities Purchase Agreement.  In addition, Pledgor shall not use or permit the use of any Pledged Collateral in violation of any provision of applicable law and shall do anything to impair the rights of Payee in any of the Pledged Collateral, except as permitted by the Securities Purchase Agreement.

(e)                                  Issuances.  Pledgor agrees that it will not vote to enable, and will not otherwise permit, any Issuer to (i) issue any stock, membership interests or other securities (including any warrants, options, subscriptions or the like for the purchase of stock, membership interests or other securities) in addition to or in substitution for any of the Pledged Securities or (ii) dissolve, liquidate, retire any of its stock or membership interests, reduce its capital or merge or otherwise consolidate with any other Person.

(f)                                    Voting Rights; Dividends.

(i)                                     So long as no Event of Default has occurred and is then continuing:

(A)                              Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral, or any part thereof, for any purpose not inconsistent with the terms of this Note; and

(B)                                Pledgor shall be entitled to receive all distributions, dividends (in the form of cash, securities or otherwise), cash, instruments, chattel paper and other rights, property or proceeds and products from time to time received, receivable or otherwise distributed in respect of the Pledged Collateral.

(ii)                                  At any time that an Event of Default has occurred and is then continuing:

(A)                              All rights of the Pledgor to exercise voting and other consensual rights in respect of the Pledged Collateral shall immediately cease to be effective and all such voting and other consensual rights shall become vested in Payee and Payee shall thereupon have the sole right to exercise such voting and other consensual rights (including, without limitation, the right to vote in favor of, and to exchange any or all of the Pledged Collateral upon, the consolidation, recapitalization, merger or other reorganization with respect to an Issuer).  In order to effect the foregoing, the Pledgor hereby grants to Payee an irrevocable proxy to vote the Pledged Collateral and, any time that an Event of Default exists, the Pledgor agrees to execute such other proxies as such Payee may request; and

(B)                                All rights of the Pledgor to receive and retain any distributions, dividends (in the form of cash, securities or otherwise), instruments, chattel paper or other property paid or payable with respect to any of the Pledged Collateral shall immediately cease and any such distributions, dividends (in the form of cash, securities or otherwise), instruments, chattel paper or other property paid or payable with respect to any of the Pledged Collateral shall be paid to Payee.  Any distributions, dividends (in the form of cash, securities or otherwise), instruments, chattel paper or other property paid or payable with respect to any of the Pledged Collateral and received by the Pledgor contrary to the provisions of this Agreement shall be received in trust for the benefit of Payee, shall be segregated from other assets (including, in the case of cash or cash equivalents, other funds) of the Pledgor and shall be forthwith paid to Payee.

(g)                                 Collateral Agent Appointed Attorney-in-Fact.  The Makers hereby irrevocably appoint Payee, its nominee, and any other Person whom Payee may designate, as Makers’ attorney-in-fact, with full power during the existence of any Event of Default to take any action (including the completion and presentation of any proxy) and to execute any instrument that such attorney-in-fact may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to (A) receive, endorse and collect all instruments (or other property, as applicable) made payable to the Makers representing any distribution in respect of the Collateral or any part thereof; (B) exercise the voting and other consensual rights pertaining to the Pledged Collateral; and (C) sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though such attorney-in-fact was the absolute owner thereof for all purposes, and to do, at such attorney-in-fact’s option and the Makers’ expense, at any time or from time to time, all acts and things that such attorney-in-fact deems necessary to protect, preserve or realize upon the Pledged Collateral.  Each Maker hereby ratifies and approves all acts of any such attorney-in-fact made or taken pursuant to this Section 8(g) and agrees that Payee and any Person designated as an attorney-in-fact by Payee shall be not liable for any acts, omissions, errors of judgment or mistakes of fact or law (other than, and only to the extent of, such Person’s gross negligence or willful misconduct).  The foregoing powers of attorney, being coupled with an interest, are irrevocable until the full discharge of all obligations hereunder.

(h)                                 BIO-key Common Stock.  Payee shall have the option, exercisable in its sole discretion, to accept in lieu of any or all of the security interests granted hereunder a pledge of common stock of BIO-key, which common stock would be (i) subject to no Liens other than the Liens of Payee, (ii) registered and freely tradeable, (iii) subject to Payee’s agreement not to dispose of such common stock except upon an Event of Default, and (iv) not subject to any restriction contained in the Senior Note.  The terms and conditions of any such pledge of common stock of BIO-key shall be subject to the agreement of Payee which shall be in Payee’s sole and exclusive discretion, and Payee shall be entitled consider only such interests and factors as it desires and shall have no duty to consider any interest affecting Makers.

9.                                       Intercreditor Agreement.  Notwithstanding anything herein to the contrary, the lien, security interest and pledge granted to the Payee pursuant to this Note and the exercise of any right or remedy by the Payee hereunder are subject to the provisions of the Intercreditor Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Aether Systems, Inc., Laurus Master Fund, Ltd. and BIO-key International, Inc.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern.

10.                                 Representations and Warranties.  Each Maker represents and warrants to the Payee as follows, and all of the representations and warranties herein shall survive the execution and delivery of this Note.

(a)                                  Good Standing.  Each Maker is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, has full and adequate power to own its property and conduct its business as now conducted.  Each Maker is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Power and Authority.  Each Maker has all requisite power and authority to make the borrowings hereunder, to execute and deliver each document to which it is a party, to grant the Liens described herein and to consummate the transactions contemplated thereby.  Each Maker has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)                                  Validity.  Each of the Note and the other documents required to be executed and delivered on or prior to the Effective Date has been duly and validly executed and delivered by each Maker and constitute legal, valid and binding obligations of each Maker enforceable in accordance with the term thereof.

(d)                                 Noncontravention.  This Note and the other documents executed in connection herewith do not, nor does the performance and observance by each Maker of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of material law or any judgment, injunction, order or decree binding upon any Maker or any provision of the organizational documents of any Maker, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting any Maker or any of its property, or (c) result in the creation or imposition of any Lien on any property of any Maker other than the Liens granted in favor of the Payee pursuant to the Note and liens granted to the First Lien Secured Party.

(e)                                  Subsidiaries.  Schedule 10(e) sets forth for each Subsidiary of BIO-key (i) its name and jurisdiction of incorporation, (ii) the number of authorized shares for each class of its capital stock and (iii) the number of issued and outstanding shares of each class of its capital stock, the names and holders thereof and the number of shares held by such holder.

(f)                                    Pledge.

(i)                                     Schedule 10(f) completely and accurately identifies, as of the date hereof, (i) the number of issued and outstanding equity interests of each Issuer held by the Pledgor and (ii) the percentage of the Pledgor’s ownership of the aggregate issued and outstanding equity interests of each Issuer.  Each Pledged Security has been duly and validly authorized and issued to the Pledgor and, if applicable, is fully paid and non-assessable.

(ii)                                  The delivery of the Pledged Securities to the Payee and the continued possession of such Pledged Securities by Payee (and, with respect to Pledged Securities consisting of membership interests or partnership interests, the timely and proper filing in the appropriate filing office of a UCC financing statement describing the same as collateral) is effective to create a valid and perfected first priority security interest in the Pledged Collateral, free of any adverse claim in favor of Payee, other than the claims of the First Lien Secured Party.  Subject only to (i) the consummation of the delivery described in the immediately preceding sentence (and, if applicable, the timely and proper filing of a financing statement described in such sentence) and (ii) claims of the First Lien Secured Party, the Payee has a valid and perfected second priority security interest in the Pledged Collateral and such security interest is entitled to all of the rights, priorities and benefits afforded by the UCC or other applicable law as enacted in any relevant jurisdiction which relates to perfected security interests.

(iii)                               Except as set forth on the Schedule 10(f), no Pledged Security consisting of either (i) a membership interest in an Issuer that is a limited liability company or (ii) a partnership interest in an Issuer that is a partnership provides by its terms that it is a “security” governed by Article 8 of the UCC.

(iv)                              None of the Pledged Securities constitutes margin stock, as defined in Regulation U of the Board of Governors of the Federal Reserve System.

(g)                                 Full Disclosure.  The statements and information furnished by or on behalf of any Maker to the Payee in connection with the negotiation of this Note and the other documents provided in connection herewith and the commitments by the Payee to provide the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading.

(h)                                 Location of Equipment and Inventory.  All of the Equipment and Inventory of each Maker are located at the places specified in Schedule 10(h) hereto.  The chief place of business and the chief executive office of each Maker and the office where each Maker keeps its records concerning the receivables, and the originals of all chattel paper that evidence receivables, are located at its address specified in Schedule 10(h) hereto.

(i)                                     No Material Adverse Change.  Since March 31, 2004, there has been no Material Adverse Effect.

(j)                                     Government Authority and Licensing.  Each Maker has received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct its businesses, in each case where the failure to obtain or maintain the same could not reasonably be expected to have a Material Adverse Effect.  No investigation or proceeding which is reasonably likely to be adversely determined and, if adversely determined, could reasonably be expected to result in revocation or denial of any such license, permit or approval is pending, or, to the knowledge of any Maker, threatened.

(k)                                  Good Title.  Each Maker has good and defensible title to (or valid leasehold interests in or other rights to use) its assets as reflected on the most recent consolidated balance sheet, free and clear of any lien, security interest, option or other charge or encumbrance, except for the security interest created by this Note and the Senior Note.  There is no effective financing statement or other document similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Payee relating to this Note and except with respect to the Senior Note.  All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Makers are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used.  Each Maker is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

(l)                                     Taxes.  Each Maker has timely filed all tax returns (federal, state and local) required to be filed by it.  All taxes shown to be due and payable on such returns, any assessments imposed, and all other taxes due and payable by each Maker on or before the Effective Date, have been paid or will be paid prior to the time they become delinquent.  Except as set forth on Schedule 10(l), no Maker has been advised:

(i)                                     that any of its returns, federal, state or other, have been or are being audited as of the date hereof; or

(ii)                                  of any deficiency in assessment or proposed judgment to its federal, state or other taxes.

No Maker has any knowledge of any liability of any tax to be imposed upon its properties or assets as of the date hereof that is not adequately provided for.

(m)                               Approvals.  No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by each Maker of this Note or any other document delivered in connection herewith, except for such approvals which have been obtained prior to the date of this Note and remain in full force and effect.

(n)                                 Transactions with Affiliates.  Except as set forth on Schedule 10(n), no Maker is a party to any contracts or agreements with any of its Affiliates on terms and conditions which are less favorable in any material respect to such Maker than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

(o)                                 Investment Company; Public Utility Holding Company.  No Maker is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “public utility holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(p)                                 ERISA.  Each Maker and each other member of its Controlled Group has fulfilled in all material respects its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any material liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC or a Plan under Section 4007 of ERISA.  No Maker has any material contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Article 6 of Title I of ERISA.

(q)                                 Intellectual Property.

(i)                                     Each Maker owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and to each Maker’s knowledge, as presently proposed to be conducted (the “Intellectual Property”), without any known infringement of the rights of others.  There are no outstanding options, licenses or agreements of any kind relating to the foregoing proprietary rights, nor is any Maker bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products.

(ii)                                  No Maker has received any communications alleging that it has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, nor is any Maker aware of any basis therefor.

(iii)                               No Maker believes it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by any Maker, except for inventions, trade secrets or proprietary information that have been rightfully assigned to the Makers

(r)                                    Litigation.  Except as set forth on Schedule 10(r), there is no action, suit, proceeding or investigation pending or, to any Maker’s knowledge, currently threatened against any Maker that prevents the Makers from entering into this Note, from consummating the transactions contemplated hereby or which has had, or could reasonably be expected to have, a Material Adverse Effect, nor is any Maker aware that there is any basis to assert any of the foregoing.  No Maker is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  There is no action, suit, proceeding or investigation by any Maker currently pending or which any Maker intends to initiate.

(s)                                  SEC Reports.  BIO-key has filed all proxy statements, reports and other documents required to be filed by it under the Exchange Act.  Each filing made with the SEC since January 1, 2004 (the “SEC Reports”) was, at the time of its filing, in substantial compliance with the requirements of its respective form and none of the SEC Reports, nor the financial statements (and the notes thereto) included in the SEC Reports, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(t)                                    Environmental and Safety Laws.  No Maker is in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.  Except as set forth on Schedule 10(t), no Hazardous Materials are used or have been used, stored, or disposed of by the Makers or, to the Maker’s knowledge, by any other Person on any property owned, leased or used by the Makers.

(u)                                 Other Agreements.  Any Maker is in default under the terms of any covenant, indenture or agreement of or affecting any Maker or any of its property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

(v)                                 No Default.  No Default or Event of Default has occurred and is continuing.

(w)                               Conditions Precedent. There are no conditions precedent to the effectiveness of this Note that have not been satisfied or waived.

11.                                 Covenants.  Each Maker agrees that, until this Note is indefeasibly paid in full in cash and cancelled, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 19 hereof:

(a)                                  Maintenance of Business.  Each Maker shall, preserve and maintain its existence and shall not materially alter or change the scope of the business of the Makers.  Each Maker shall preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business.

(b)                                 Maintenance of Properties.  Each Maker will keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and each Maker will at all times comply with each provision of all leases to which it is a party or under which it occupies property if the breach of such provision could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)                                  Taxes and Assessments.  Each Maker shall duly pay and discharge all material taxes, rates, assessments, fees, and governmental charges upon or against it or its property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and preclude interference with the operation of its business and adequate reserves are provided therefor.

(d)                                 Insurance.  Each Maker will keep its assets which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion and other risks customarily insured against by companies in similar business similarly situated as the Makers, and the each Maker will maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner which BIO-key reasonably believes is customary for companies in similar business similarly situated as the Makers and to the extent available on commercially reasonable terms. The Makers will jointly and severally bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral.  At the each Maker’s joint and several cost and expense in amounts and with carriers reasonably acceptable to Payee, each Maker shall (i) keep all its insurable properties and properties in which it has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to the business of the Makers, including business interruption insurance; (ii) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to the business of the Makers insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of the Makers either directly or through governmental authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which the Makers are engaged in business; and (v) furnish Payee with (x) copies of all policies and evidence of the maintenance of such policies at least thirty (30) days before any expiration date, (y) excepting the Maker’s workers’ compensation policy, from and after Discharge of the Senior Lender Claims (as defined in the Intercreditor Agreement) endorsements to such policies naming Payee as “co-insured” or “additional insured” and appropriate loss payable endorsements in form and substance satisfactory to Payee, naming Payee as loss payee, and (z) evidence that as to Payee the insurance coverage shall not be impaired or invalidated by any act or neglect of the Makers, and the insurer will provide Payee with at least thirty (30) days notice prior to cancellation.  The Makers shall instruct the insurance carriers that in the event of any loss thereunder, the carriers shall make payment for such loss to the Makers and Payee jointly.  In the event that as of the date of receipt of each loss recovery upon any such insurance, the Payee has not declared an Event of Default, then the Makers shall be permitted to direct the application of such loss recovery proceeds toward investment in property, plant and equipment that would comprise Collateral, with any surplus funds to be applied toward payment of the obligations of the Makers to Payee.  In the event that Payee has properly declared an Event of Default, then all loss recoveries received by Payee upon any such insurance thereafter may be applied to the obligations of the Makers hereunder, in such order as the Payee may determine.  Any surplus (following satisfaction of all obligations of Maker to Payee) shall be paid by Payee to the Makers or applied as may be otherwise required by law.  Any deficiency thereon shall be paid by the Makers to Payee on demand.

(e)                                  Inspection.  Each Maker shall permit the Payee, and each of its duly authorized representatives and agents to visit and inspect any of its property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision each Maker hereby authorizes such accountants to discuss with the Payee the finances and affairs of the Makers) upon reasonable notice and at such reasonable times and intervals as the Payee may reasonably designate.

(f)                                    Intellectual Property.  Each Maker shall maintain in full force and effect its existence, rights and franchises and all licenses and other rights to use Intellectual Property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business.

(g)                                 Name Change.  No Maker shall change its name, FEIN, organizational identification number, state of organization or organizational identity; provided, however, that any Maker may change its name upon at least thirty (30) days prior written notice to Payee of such change and so long as, at the time of such written notification, such Maker provides any financing statements (or other perfection document) necessary to perfect and continue perfected the Payee’s Liens.

(h)                                 Indebtedness.  No Maker shall (i) create, incur, assume or suffer to exist any Indebtedness for Borrowed Money whether secured or unsecured other than (A) the Makers’ Indebtedness for Borrowed Money to the Payee and the First Lien Secured Party, (B) Indebtedness for Borrowed Money set forth on Schedule 11(h) and any refinancings or replacements thereof on terms no less favorable to the Maker than such indebtedness being refinanced or replaced, and (C) any Indebtedness for Borrowed Money incurred in connection with the purchase of assets in the ordinary course of business, or any refinancings or replacements thereof on terms no less favorable to the Maker than such indebtedness being refinanced or replaced; (ii) cancel any Indebtedness for Borrowed Money owing to it in excess of $50,000 in the aggregate during any 12-month period and (iii) assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except the endorsement of negotiable instruments by the Makers for deposit or collection or similar transactions in the ordinary course of business or guarantees of indebtedness otherwise permitted to be outstanding pursuant to this Section 11(h).

In the event of the conversion of the total aggregate principal amount of the Senior Note into common stock of BIO-key in accordance with the terms thereof or the full discharge of obligations under the Senior Note, the Makers may to incur Indebtedness for Borrowed Money not permitted hereby by redeeming the Note at its face amount, plus accrued but unpaid interest to the date of redemption.  In order to redeem the Note the Makers shall either (A) replace the Hamilton LC to the satisfaction of Hamilton County, in which case Payee shall retain all of its interest in the collateral securing the Hamilton LC or (B) pay to Payee an amount equal to the amount of collateral securing the Hamilton LC which shall relieve Payee of any further liability to the issuer of the Hamilton LC, in which event Payee shall, upon receipt from BIO-key of an additional amount in cash equal to all interest accrued but unpaid under this Note, return this Note to BIO-key for cancellation, release its security interest in the Common Collateral and transfer its interest in the collateral securing the Hamilton LC to BIO-key.

(i)                                     Subsidiaries.  No Maker shall create or acquire any Subsidiary after the date hereof unless (i) such Subsidiary is a wholly-owned Subsidiary of a Maker and (ii) such Subsidiary becomes party to this Note (either by executing a counterpart thereof or an assumption or joinder agreement in respect thereof) and, to the extent required by the Payee, satisfies each condition of this Note as if such Subsidiary were a Subsidiary on the Effective Date.

(j)                                     Liens.  No Maker shall create, incur or permit to exist any Lien of any kind on any property owned by any Maker that would be senior to or pari passus with the Lien of Payee granted hereunder, other than the Liens granted in favor or the First Lien Secured Party.

(k)                                  Dividends and Certain Other Restricted Payments.  No Maker shall (i) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests, other than dividends paid to BIO-key by PSG or (ii) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same.

(l)                                     Compliance with Laws.  (i) Each Maker shall comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders (including, without limitation, Environmental Laws) applicable to or pertaining to its property or business operations, where any such non-compliance, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its property other than Permitted Liens.

(m)                               Hamilton Sales Agreement.  BIO-key shall and shall cause its Affiliates to comply in all material respects with terms and conditions of the Hamilton Sales Agreement.  In the event of a default under the Hamilton Sales Agreement that results in a draw of the Hamilton LC, or entitles Hamilton County to draw the Hamilton LC, Payee shall have the right to complete, or arrange for a third party to complete, performance under the Hamilton Sales Agreement, subject only to the approval of Hamilton County (the “Performance Remedy”).  In any such case, Payee shall be entitled to recover from Hamilton County any amounts paid to Hamilton County under the Hamilton LC.  Makers shall provide to Payee a copy of all notices delivered to Hamilton County or received by Makers under the Hamilton Sales Agreement, including, without limitation, notices delivered under section 43 of the Hamilton Sales Agreement, at the time such notices are received or delivered, as the case may be, and Payee shall continue to be listed as a party required to receive copies of all notices from Makers or Hamilton County under the Hamilton Sales Agreement.  BIO-key will notify Payee immediately of any draw of, or notice of intent to draw, the Hamilton LC, as well as the occurrence of any Event of Default, including any matter that, with the passage of time, would constitute an event of default).  Payee shall be entitled to participate in any dispute resolution conducted under section 43 of the Hamilton Sales Agreement.  In addition, BIO-key will provide Payee with written notice of any event, occurrence or omission, promptly following such event, occurrence or omission, which has had or is reasonably likely to have an adverse effect on Maker’s ability to satisfy the terms and conditions of the Hamilton Sales Agreement.

(n)                                 Hamilton LC.  Each Maker shall use its commercially reasonable efforts to obtain, at its sole cost and expense, a performance bond or standby letter of credit as promptly as possible that is satisfactory to Hamilton County as a replacement for the Hamilton LC.  If Makers are unable to secure such bond or other replacement security within a reasonable time after the date hereof, each Maker shall use its commercially reasonable efforts to obtain, at its sole cost and expense, a bond, issued by a surety reasonably satisfactory to Payee, to ensure that Payee will receive full reimbursement in the event of a draw of the Hamilton LC.

(o)                                 Reorganizations.  No Maker shall liquidate, dissolve or effect a material reorganization (it being understood that in no event shall any Maker dissolve, liquidate or merge with any other person or entity (unless the Maker is the surviving entity);

(p)                                 Other Agreements.  No Maker shall become subject to (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict any Maker from performing the provisions of this Note or any of the agreements or documents contemplated hereby.

(q)                                 Legal Opinion.  On or before October 7, 2004, the Makers shall deliver to Payee an opinion of counsel reasonably acceptable to Payee.

12.                                 Replacement of Lost Note.  Upon receipt of evidence reasonably satisfactory to the Makers of the mutilation, destruction, loss or theft of this Note and the ownership thereof, and, in the case of any such mutilation, upon surrender and cancellation of this Note, the Makers shall, upon the written request of the holder of the Note, execute and deliver in replacement thereof a new Note in the same form, in the same original principal amount and dated the same date as this Note so mutilated, destroyed, lost or stolen, and such Note so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder.

13.                                 Assignment of Note.  The Payee shall have the right at any time to sell, assign, transfer or negotiate all or any part of its rights and obligations under the Note and related documents.  The Makers shall execute and deliver replacement Note(s) in order to affect such assignment.

14.                                 Events of Default.

(a)                                  Definition.  For purposes of this Note, an “Event of Default” shall be deemed to have occurred if:

(i)                                     any Maker fails to pay when due the full amount of principal or any interest or fees on this Note, as required by Sections 4 and 5 or as otherwise required by the provisions of this Note and such failure shall continue for a period of three (3) days following the date upon which any such payment was due;

(ii)                                  any Maker fails to comply in any material respect with any provision of this Note and such failure remains unremedied for fifteen (15) days after the occurrence thereof, or in the case of failure to deliver a required notice, three (3) days if such notice relates to an event or occurrence that constitutes, or with the passage of time would constitute, an Event of Default, or ten (10) days for any other notice;

(iii)                               any representation or warranty made herein or in any other document or in any certificate furnished to the Payee pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

(iv)                              this Note or any of the documents contemplated hereby shall for any reason not be or shall cease to be in full force and effect or are declared to be null and void, or the Note shall for any reason fail to create a valid and perfected second priority Lien in favor of the Payee in the Collateral purported to be covered hereby except as expressly permitted by the terms hereof, or any Maker takes any action for the purpose of terminating, repudiating or rescinding the Note or any document executed in connection herewith by it or any of its obligations hereunder or thereunder;

(v)                                 default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by any Maker or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);

(vi)                              any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against any Maker, or against any of its property, in any aggregate amount in excess of $50,000 (except to the extent fully covered by insurance pursuant to which the insurer has not denied or disputed coverage), and which remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days;

(vii)                           a Change of Control occurs;

(viii)                        any Maker shall (A) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (B) not pay, or admit in writing its inability to pay, its debts generally as they become due, (C) make a general assignment for the benefit of creditors, (D) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property, (E) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (F) take any action authorizing of any matter described in parts (A) through (E) above, or (G) fail to contest in good faith any appointment or proceeding described in Section 14(a)(ix) hereof;

(ix)                                a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for any Maker, or any substantial part of any of its Property, or a proceeding described in Section 14(a)(viii)(E) shall be instituted against any Maker;

(x)                                   any Maker fails to make any payment in respect of any Indebtedness for Borrowed Money having an aggregate principal amount of more than $100,000 when due (whether by scheduled maturity, required prepayment acceleration, demand or otherwise) and such failure continues after the applicable grace or notice period, if any;

(xi)                                any termination of the Hamilton Sales Agreement that does not involve a release (without any draw) of the Hamilton LC or any dispute, disagreement or claim of breach, non-performance or repudiation under the Hamilton Sales Agreement between Hamilton County and Makers shall have arisen and not have been resolved within the time (an in a manner) allowed for remedy or cure by Makers of such dispute, disagreement or claim of breach, non-performance or repudiation; or

(xii)                             Makers receive any notice from Hamilton County or from the issuer of the Hamilton LC of any intention to draw the LOC.

(b)                                 Consequences of Events of Default.  Subject in each instance to the terms of the Intercreditor Agreement referred to in Section 9 above:

(i)                                     If any Event of Default of the type described in Section 14(a)(i), (ii), (iii), (iv), (v), (vii), (x), (xi) or (xii) has occurred, the holder of this Note may declare all or any portion of the outstanding principal amount of this Note (together with all accrued interest and fees thereon) due and payable and demand immediate payment of all or any portion of such outstanding principal amount of this Note (together with all accrued interest and fees thereon).

(ii)                                  If an Event of Default of the type described in Section 14(a)(vii), (viii) or (ix) has occurred, the principal amount of this Note (together with all accrued interest and fees thereon) shall become immediately due and payable without any action on the part of the holders of this Note, and the Makers shall immediately pay to the holder of this Note all amounts due and payable with respect to the outstanding principal amount, together with all accrued interest and fees thereon.

(iii)                               Each Maker hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the holder hereof may accept security for this Note or release all or any security or guarantees for this Note, all without in any way affecting the liability of each Maker hereunder.

(iv)                              Upon the occurrence of any Event of Default under this Note, the Payee shall have all of the rights and remedies of a secured party under the UCC and under any other applicable law, as the same may from time to time be in effect.  Upon demand of the Payee after the occurrence of any Event of Default, each Maker shall deliver, or cause to be delivered, all Collateral covered hereby to the Payee at the Makers’ expense.  Any notice which the Payee is required to give to the Makers under the UCC of a time and place of any public sale or the time after which any private sale or other intended disposition of collateral hereunder is to be made shall be deemed to constitute reasonable notice if such notice is mailed by registered or certified mail at least ten (10) days prior to such action.

(v)                                 Upon the occurrence of any Event of Default under this Note, the Payee shall have the right to take any action or cause any action to be taken with respect to Hamilton County, the Hamilton Sale Agreement or the Hamilton LC.

15.                                 Costs and Expenses; Indemnification.  (a)  The Makers agree to pay all costs and expenses, including, without limitation, attorneys’ fees and disbursements, costs of collection and court costs, incurred or paid by the Payee or its Affiliates in connection with the enforcement or collection of this Note and any related documents.

(b)                                 The Makers agree to indemnify the Payee and its respective directors, officers, employees, agents, financial advisors, and consultants against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to the Note or any document delivered in connection therewith or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of the Note, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification.  The Makers, upon demand by the Payee at any time, shall reimburse the Payee for any reasonable legal or other expenses incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified.  The obligations of the Makers under this Section shall survive the cancellation of the Note.

(c)                                  Each Maker unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, the Payee for any damages, costs, loss or expense, including without limitation, response, remedial or removal costs, arising out of any of the following:  (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by any Maker or otherwise occurring on or with respect to its property (whether owned or leased), (ii) the operation or violation of any environmental law, whether federal, state, or local, and any regulations promulgated thereunder, by any Maker or otherwise occurring on or with respect to its property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with any Maker or otherwise occurring on or with respect to its property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by any Maker made herein or in any other document evidencing or securing the Note or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the willful misconduct or gross negligence of the party claiming indemnification.  This indemnification shall survive the payment and satisfaction of all obligations and the cancellation of this Note, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification.  This indemnification shall be binding upon the successors and assigns of each Maker and shall inure to the benefit of the Payee, its directors, officers, employees, agents, and collateral trustees, and their successors and assigns.

16.                                 The Payee’s Duties.  Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Payee shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.  The Payee shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Payee accords its own property.  If any Maker fails to perform any agreement contained herein, Payee may itself perform, or cause performance of, such agreement, and the expenses of the Payee incurred in connection therewith shall be payable by the Makers under Section 15 hereof, and be a part of the obligations represented by this Note.

17.                                 Hamilton LC Collateral.  Except as provided in Section 11(h), Payee shall retain all of its right, title and interest to any collateral supporting the Hamilton LC and any decrease in such collateral as a result of the a reduction in the Hamilton LC in accordance with the Hamilton Sales Agreement shall inure solely to the benefit of Payee.

18.                                 Amendment and Waiver.  Except as otherwise expressly provided herein, the provisions of this Note may not be amended and the Makers may not take any action herein prohibited, or omit to perform any act herein required to be performed by it, unless the Makers have obtained the prior written consent of the holder of this Note.

19.                                 Cancellation.  After the last to occur of the Maturity Date and satisfaction in full of all of BIO-key’s obligations under the Sublease, this Note shall be surrendered to the Makers for cancellation and shall not be reissued.  Upon such cancellation of the Note as a result of the indefeasible payment in full in cash of the obligations hereunder, the Payee shall, upon the request and at the expense of the Makers, forthwith release its Liens and security interests hereunder and provide any documentation reasonably requested by the Makers to evidence such termination.

20.                                 Remedies Cumulative.  No remedy herein conferred upon the holder of this Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

21.                                 Remedies Not Waived.  No course of dealing between the Makers and the holder of this Note or any delay on the part of the holder hereof in exercising any rights hereunder shall operate as a waiver of any right of the holder of this Note.

22.                                 Successors and Assigns.  All the covenants, stipulations, promises and agreements in this Note contained by or on behalf of the Makers shall bind their successors and assigns and shall inure to the benefit of the Payee and its successors and assigns, whether so expressed or not.

23.                                 Submission to Jurisdiction.  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST EITHER MAKER WITH RESPECT TO THIS NOTE OR ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF MARYLAND, AND BY EXECUTION AND DELIVERY OF THIS NOTE, EACH MAKER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES,

GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS NOTE.  EACH MAKER HEREBY WAIVES ANY CLAIM THAT THE STATE OF MARYLAND IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE.  NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF PAYEE TO BRING PROCEEDINGS AGAINST EITHER MAKER IN THE COURTS OF ANY OTHER JURISDICTION.

24.                                 Waiver of Jury Trial.  EACH OF THE MAKERS AND PAYEE (BY ACCEPTING THIS NOTE), ON BEHALF OF ITSELF, ITS SUCCESSORS AND ASSIGNS, HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS NOTE OR ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR THEREBY OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT.

25.                                 Governing Law.  ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS NOTE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

26.                                 Headings.  The headings of the sections and subsections of this Note are inserted for convenience only and do not constitute a part of this Note.

27.                                 Place of Payment and Notices.  Payments of principal and interest will be paid in accordance with Section 6(b) and notices are to be delivered to the holder of the Note at the following address:

Aether Systems, Inc.
11500 Cronridge Drive, Suite 110
Owings Mills, MD 21117
Attention:  Chief Financial Officer

with copy to:

Kirkland & Ellis LLP
655 Fifteenth Street, N.W., Suite 1200
Washington, D.C.  20005
Attention:  Mark D. Director

notices are to be delivered to the Makers at the following address:

BIO-key International, Inc.
1285 Corporate Center Drive
Suite 175
Eagan, MN 55121

or, in each case, to such other address or to the attention of such other Person as specified by prior written notice to the other party.

28.                                 Cross-Guaranty; Makers’ Obligations Joint and Several.  Each Maker hereby agrees that such Maker is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Payee and its successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all obligations and liabilities owed or hereafter owing to Payee by the other Maker.  Each Maker agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 28 shall not be discharged until payment and performance, in full in cash, of the obligations has occurred, and that its obligations under this Section 28 shall be absolute and unconditional, irrespective of, and unaffected by (a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Note; (b) the absence of any action to enforce this Note or the waiver or consent by Payee with respect to any of the provisions thereof; (c) the existence, value or condition of, or failure to perfect its lien against, any security for the obligations or any action, or the absence of any action, by Payee in respect thereof (including the release of any such security); (d) the insolvency of any Maker; or (e) any other action or circumstances (other than payment in full in cash of the obligations) that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.  Each Maker shall be regarded, and shall be in the same position, as principal debtor with respect to the obligations guaranteed hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Maker has executed and delivered this Note on the Effective Date.

BIO-KEY INTERNATIONAL, INC.

By:	/s/	Michael W. DePasquale
	Name:	Michael W. DePasquale
	Title:	Chief Executive Officer

PUBLIC SAFETY GROUP, INC.

By:	/s/	Michael W. DePasquale
	Name:	Michael W. DePasquale
	Title:	Chief Executive Officer

SCHEDULE	DESCRIPTION

10(e)	Subsidiaries
10(f)	Pledge
10(h)	Location of Equipment and Inventory
10(l)	Taxes
10(n)	Transactions with Affiliates
10(r)	Litigation
10(t)	Environmental and Safety Laws
11(h)	Indebtedness for Borrowed Money